Exhibit 99.1

Contact:	W. John Fuller
For LNB Bancorp, Inc.
216.978.7643
LNB BANCORP, INC. REPORTS FOURTH QUARTER
EARNINGS INCREASE 81 PERCENT
•	Solid commercial loan growth

•	Credit quality shows improvement in second half of the year

•	Subprime mortgage financial crisis has minimal impact on bank
LORAIN, Ohio—January 31, 2008—LNB Bancorp, Inc. (NASDAQ:LNBB) today reported financial results for the fourth quarter and full year ended December 31, 2007.
Net income for the fourth quarter of 2007 was $1,668,000, or $0.23 per diluted share, up 81.7 percent from net income of $918,000 or $0.14 per diluted share, for the fourth quarter of 2006. Net income for 2007 totaled $5,512,000, or $0.79 per diluted share, compared to net income of $5,424,000, or $0.84 per diluted share, for 2006. Much of the growth in net income came in the second half of the year which increased 54% over the first half of 2007.
Both the fourth quarter and full year of 2006 results were impacted by an increase in the provision for loan losses. Earnings per share were affected by the issuance of 851,990 shares in May, 2007 as part of the acquisition of Morgan Bancorp.
“The 54 percent improvement in performance in the second half of 2007 over the first six months of the year was very encouraging and is further testimony to the solid progress we are continuing to make with our long-term strategy,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc. Specifically, Klimas pointed to a significant increase in commercial loan growth and improved credit quality.
“Non-performing loans in the fourth quarter of 2007 declined $2 million, or 15.5 percent, from the same period a year ago. This improvement in overall credit quality is very heartening and is a reflection of the additional controls we implemented over our credit administration process over the past 15 months,” said Klimas. The majority of this improvement was primarily due to loans becoming current or paid-off.
“The investments we have made in facilities and personnel over the past two years have enhanced the bank’s income and opportunities for growth,” said Klimas. These investments include the acquisition of Morgan Bancorp of Hudson, Ohio last May, the construction of two offices in high growth areas of Lorain County and the opening of a business development office in adjoining Cuyahoga County.
“With these positive developments, we continue to create a community bank of scale that is competing effectively in our markets,” he said. “We genuinely appreciate the efforts of our associates and value the strategic support of our board of directors in these positive developments.”
“While we expect to operate in a difficult economic environment in 2008, we will continue our focus on growing revenue, effectively managing our expenses and improving our credit quality,” said Klimas.
Fourth Quarter Review
Fourth quarter net interest income totaled $7.8 million, up $927,000 from the same period a year ago. While some of this increase was attributable to the acquisition of Morgan Bank of Hudson, Ohio in May 2007, the Company experienced solid growth in commercial loans and an increase in interest income from securities. Average earning assets increased 19 percent in the last quarter of 2007 compared with the same quarter a year ago.
The fourth quarter continued to prove to be a difficult banking environment with a rapidly changing yield curve and a challenging competitive environment. The net interest margin was 3.24 percent for the fourth quarter of 2007, down seven basis points from 3.31 percent for the third quarter of 2007 and 26 basis points from 3.50 percent for the fourth quarter of 2006.
Noninterest income was $3.1 million for the fourth quarter of 2007, an increase of $273,000, or 9.75 percent, compared to the fourth quarter of 2006. The increase was largely from net gains of $233,000 recorded on the sale of indirect loans and mortgage loans to the secondary market. The Company retains the servicing rights for these loans. The sale of high quality indirect loans was a primary activity of Morgan Bank prior to the acquisition and is continued by the Company.
Other types of non-interest income grew as well, including an increase of $198,000 in service charges on deposit accounts and ATM charges reflecting continued momentum in fee-based services The fourth quarter of 2006 included a gain of $234,000 on the sale of Other Real Estate Owned as compared to $38,000 during the fourth quarter of 2007.
Non-interest expense was $8.1 million for the quarter as compared to $7.3 million for the fourth quarter of 2006. Increases of approximately $372,000 in occupancy, postage, supplies and delivery, telephone and furniture and equipment primarily are associated with the Morgan acquisition as well as other facilities opened in over the past two years. While making these significant investments for the future, the Company has had success in limiting related increases in overhead expense. The Company also expects to achieve considerable savings in technology costs as LNB and Morgan systems were merged during December 2007. The $744,000 increase in non-interest expense also includes an increase of $208,000 in expenses related to Other Real Estate Owned such as real estate taxes and insurance costs, as well as an increased level of other operating charge-offs and losses primarily related to overdrafts as the economy continues to weaken.

The provision for loan losses was $578,000 for the fourth quarter of 2007, down from $787,000 for the fourth quarter of 2006. Annualized net charge-offs were 0.38 percent of average loans for the quarter compared to 0.24 percent for the fourth quarter of 2006. Non-performing assets to total assets were 1.26 percent at December 31, 2007 compared to 1.37 percent at September 30, 2007 and 1.66 percent at December 31, 2006. Of the $13.3 million of non-performing assets at December 31, 2007, $10.8 were primarily nonperforming commercial loans and approximately $2.5 million is other real estate or repossessed assets in which collateral held is considered collectible. The Company does not make subprime mortgage loans and was, therefore, not significantly impacted by the subprime mortgage financial crisis this year. The allowance for loan losses was 1.04 percent of total loans at December 31, 2007 compared to 1.16 percent at December 31, 2006.
Full year 2007 Review
Net interest income for 2007 was $29.7 million, compared to $28.6 million for the same period a year ago. The net interest margin 2007 was 3.39 percent versus 3.78 percent for 2006. During the second quarter of 2007, the Company completed two private offerings of trust preferred securities which reduced the net interest margin 10 basis points for 2007.
The Company’s progress in improving its credit quality in the commercial real estate development sector is reflected in a lower level of nonperforming loans at December 31, 2007 as compared to December 31, 2006. The local and national economic conditions are not expected to improve substantially for at least the next several months, but the Company continues to work on strategies to further increase net interest margin and reduce nonperforming loans.
Noninterest income this year was $11,499,000, a 17.9 percent increase from the $9,751,000 for the same period in 2006. The increase was largely from net gains recorded on the sale of indirect loans and mortgage loans to the secondary market.
Total assets increased by $205.5 million from December 31, 2006 to $1.1 billion at December 31, 2007. Over the same twelve month period, portfolio loans increased by $125.3 million to $753.6 million, and total deposits increased $139.7 million to $856.9 million. The Company experienced solid growth in its commercial loan portfolio and core deposits during 2007. The Morgan Bancorp acquisition during the second quarter of this year contributed $93.1 million in loans and $101.9 million in deposits.
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-

banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2007	2006
	(Dollars in thousands except share amounts)
ASSETS
Cash and due from Banks	$23,523	$29,122
Federal funds sold and short-term investments	—	—
Securities:
Trading securities	33,402	—
Available for sale, at fair value	179,424	155,810
Federal Home Loan Bank and Federal Reserve Bank Stock	4,579	3,248
Investment in trust preferred securities	620	—

Total securities	218,025	159,058

Loans:
Loans held for sale	4,724	—
Portfolio loans	753,598	628,333
Allowance for loan losses	(7,820)	(7,300)

Net loans	750,502	621,033

Bank premises and equipment, net	13,328	12,599
Other real estate owned	2,478	1,289
Bank owned life insurance	15,487	14,755
Goodwill and intangible assets, net	23,617	3,157
Accrued interest receivable	4,074	3,939
Other assets	5,611	6,146

Total Assets	$1,056,645	$851,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Demand and other noninterest-bearing	$88,812	$91,216
Savings, money market and interest-bearing demand	331,306	278,401
Certificates of deposit	436,823	347,644

Total deposits	856,941	717,261

Short-term borrowings	42,105	22,163
Federal Home Loan Bank advances	44,207	35,086
Junior subordinated debentures	20,676	—
Accrued interest payable	4,564	3,698
Accrued taxes, expenses and other liabilities	5,499	4,193

Total Liabilities	973,992	782,401

Shareholders’ Equity
Common stock, par value $1 per share, authorized 15,000,000 shares,
issued 7,623,857 shares at December 31, 2007 and 6,771,867 at December 31, 2006.	7,624	6,772
Preferred Shares, Series A Voting, no par value, authorized 750,000 shares, none issued at December 31, 2007 and 2006.	—	—
Additional paid-in capital	37,712	26,382
Retained earnings	42,951	43,728
Accumulated other comprehensive loss	458	(2,093)
Treasury shares at cost, 328,194 shares at December 31, 2007 and at December 31, 2006	(6,092)	(6,092)

Total Shareholders’ Equity	82,653	68,697

Total Liabilities and Shareholders’ Equity	$1,056,645	$851,098

Consolidated Statements of Income (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands except share and per share amounts)
Interest Income
Loans	$13,279	$11,110	$49,889	$42,800
Securities:
U.S. Government agencies and corporations	1,901	1,450	6,771	5,699
State and political subdivisions	163	134	606	464
Trading securities	377	—	817	—
Other debt and equity securities	81	52	285	202
Federal funds sold and short-term investments	56	4	394	77

Total interest income	15,857	12,750	58,762	49,242

Interest Expense
Deposits:
Certificates of deposit, $100 and over	2,680	2,066	9,256	6,884
Other deposits	4,419	3,188	16,279	11,261
Federal Home Loan Bank advances	320	358	1,555	1,585
Short-term borrowings	264	250	1,076	895
Other interest expense	359	—	926	10

Total interest expense	8,042	5,862	29,092	20,635

Net Interest Income	7,815	6,888	29,670	28,607
Provision for Loan Losses	578	1,365	2,255	2,280

Net interest income after provision for loan losses	7,237	5,523	27,415	26,327

Noninterest Income
Investment and trust services	577	542	2,170	2,079
Deposit service charges	1,268	1,199	4,725	4,533
Other service charges and fees	633	504	2,339	1,948
Income from bank owned life insurance	201	265	732	739
Other income	123	56	396	216

Total fees and other income	2,802	2,566	10,362	9,515
Securities gains, net	13	—	274	—
Gains on sale of loans	220	—	766	—
Gains (losses) on sale of other assets, net	38	234	97	236

Total noninterest income	3,073	2,800	11,499	9,751

Noninterest Expense
Salaries and employee benefits	3,846	3,908	15,708	14,894
Furniture and equipment	949	757	3,515	2,984
Net occupancy	573	492	2,256	1,905
Outside services	498	349	1,815	1,609
Marketing and public relations	180	210	1,116	1,279
Supplies, postage and freight	371	324	1,357	1,236
Telecommunications	226	174	849	751
Ohio Franchise tax	184	181	788	817
Other real estate owned	280	72	585	131
Electronic banking expenses	210	152	803	618
Other charge-offs and losses	189	120	576	410
Other expense	544	567	2,383	2,351

Total noninterest expense	8,050	7,306	31,751	28,985

Income before income tax expense	2,260	1,017	7,163	7,093
Income tax expense	592	99	1,651	1,669

Net Income	$1,668	$918	$5,512	$5,424

Net Income Per Common Share
Basic	$0.23	$0.14	$0.79	$0.84
Diluted	0.23	0.14	0.79	0.84
Dividends declared	0.18	0.18	0.72	0.72
Average Common Shares Outstanding
Basic	7,295,663	6,443,673	6,992,215	6,461,892
Diluted	7,295,663	6,443,673	6,992,215	6,462,094

LNB Bancorp, Inc.
Supplemental Financial Information
(Unaudited — Dollars in thousands except Share and Per Share Data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31	December 31,	December 31,
	2007	2007	2006	2007	2006

END OF PERIOD BALANCES
Assets	$1,056,645	$1,019,197	$851,098	$1,056,645	$851,098
Deposits	856,941	834,323	717,261	856,941	717,261
Portfolio loans	753,598	728,624	628,333	753,598	628,333
Allowance for loan losses	7,820	7,951	7,300	7,820	7,300
Shareholders’ equity	82,653	81,340	68,697	82,653	68,697

AVERAGE BALANCES
Assets:
Total assets	$1,032,796	$1,019,758	$801,295	$957,782	$819,635
Earning assets	956,860	937,937	752,410	886,832	763,899
Securities	214,137	200,085	157,429	188,430	162,780
Portfolio loans	742,723	737,853	594,980	698,401	601,119
Liabilities and shareholders’ equity:
Total deposits	$858,921	$820,578	$693,993	$793,764	$679,818
Interest bearing deposits	772,660	734,185	586,507	709,411	596,041
Interest bearing liabilities	853,309	841,952	637,482	786,299	660,748
Total shareholders’ equity	82,775	81,964	70,001	78,042	68,735

INCOME STATEMENT
Net interest income	$7,815	$7,828	$6,888	$29,670	$28,607
Net interest income-FTE (1)	7,916	7,927	6,977	30,052	28,876
Provision for loan losses	578	441	1,365	2,255	2,280
Noninterest income	3,073	3,004	2,800	11,499	9,751
Noninterest expense	8,050	8,334	7,306	31,751	28,985
Taxes	592	384	99	1,651	1,669

Net income	1,668	1,673	918	5,512	5,424

Total revenue	10,888	10,832	9,688	41,169	38,358

PER SHARE DATA
Basic net income per common share	$0.23	$0.23	$0.14	$0.79	$0.84
Diluted net income per common share	0.23	0.23	0.14	0.79	0.84
Cash dividends per common share	0.18	0.18	0.18	0.72	0.72
Basic average common shares outstanding	7,295,663	7,295,663	6,443,673	6,992,215	6,461,892
Diluted average common shares outstanding	7,295,663	7,295,663	6,443,684	6,992,215	6,462,094

KEY RATIOS
Return on average assets (2)	0.64%	0.65%	0.45%	0.58%	0.66%
Return on average common equity (2)	7.99%	8.10%	5.20%	7.06%	7.89%
Efficiency ratio	73.26%	76.24%	74.73%	76.41%	75.04%
Noninterest expense to average assets (2)	3.09%	3.24%	3.62%	3.32%	3.54%
Average equity to average assets	8.01%	8.04%	8.74%	8.15%	8.39%
Net interest margin	3.24%	3.31%	3.63%	3.35%	3.74%
Net interest margin (FTE) (1)	3.28%	3.35%	3.68%	3.39%	3.78%

ASSET QUALITY
Nonperforming loans	$10,831	$10,942	$12,812	$10,831	$12,812
Other real estate owned	2,478	3,053	1,289	2,478	1,289
Total nonperforming assets	13,309	13,995	14,101	13,309	14,101
Net Charge Offs	708	605	369	2,832	1,602
Total nonperforming loans to total loans	1.44%	1.50%	2.04%	1.44%	2.04%
Total nonperforming assets to total assets	1.26%	1.37%	1.66%	1.26%	1.66%
Net charge-offs to average loans (2)	0.38%	0.33%	0.25%	0.41%	0.27%
Allowance for loan losses	1.04%	1.09%	1.16%	1.04%	1.16%
Allowance to nonperforming loans	72.20%	72.66%	56.98%	72.20%	56.98%

(1)	FTE — fully tax equivalent at 34% tax rate

(2)	Annualized